AMENDMENT AND WAIVER TO SENIOR SECURED NOTE

This AMENDMENT AND WAIVER TO SENIOR SECURED NOTE (this "Amendment") amends that Senior Secured Note due January 30, 2010 (the "Secured Note") issued pursuant to the Securities Purchase Agreement, dated July 30, 2007 (the "Purchase Agreement") by and among TWISTBOX ENTERTAINMENT, INC., a Delaware corporation (the "Company"), certain subsidiaries of the Company and VALUEACT SMALLCAP MASTER FUND, L.P. (the "Investor") and is made and entered into as of February 12, 2008 by and between the Company and the Investor. Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Secured Note.

W I T N E S S E T H:

WHEREAS, the Company and the Investor desire to amend certain provisions of the Secured Note and to waive compliance with certain provisions of the Secured Note.

WHEREAS, Section 13 of the Secured Note provides that the terms thereof may be amended or waived only pursuant to a written instrument executed by the Company and the holders of 75% of the aggregate principal amount of all Notes issued pursuant to the Purchase Agreement.

WHEREAS, the Investor owns 100% of the aggregate principal amount of all Notes issued pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.  Waivers.

1.1  Waiver of Section 2. The Investor hereby waives its rights to require the Company to repurchase the Secured Note upon the occurrence of a Fundamental Change pursuant to Section 2 of the Secured Note solely with respect to the transactions contemplated by the Agreement and Plan of Merger dated as of December 31, 2007, by and among Mandalay Media, Inc., a Delaware corporation ("Parent"), Twistbox Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, the Company and Adi McAbian and Spark Capital, L.P., as representatives of the stockholders of the Company, as the same may be amended from time to time (the "Merger Agreement").

1.2   Waiver of Section 6(l). The Investor hereby waives compliance with the covenant set forth in Section 6(l) of the Secured Note solely with respect to the transactions contemplated by the Merger Agreement.

2.  Amendments.

2.1  Amendment to Section 3. The Secured Note is hereby amended by adding the following paragraph to Section 3:

“(l) Guarantor shall fail to observe its covenant contained in Section 5 of this Note.”

2.2  Amendment to Section 5. The Secured Note is hereby amended by deleting the financial covenants consisting of the entire text of Section 5 following Section 5(e) and replacing such text with the following:

"The Company shall maintain a cash balance of not less than $2,500,000 to be held in a "deposit account", as such term is defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "UCC"), free and clear of all Liens except as set forth in the Guarantee and Security Agreement and will provide the Investor with reasonable proof of such cash balance as reasonably requested by the Investor from time to time.

Mandalay Media, Inc., the Company's parent corporation (the “Guarantor”), shall maintain a cash balance of not less than $4,000,000 and will provide the Investor with reasonable proof of such cash balance as reasonably requested by the Investor from time to time. Until at least $8,250,000 of principal has been paid on this Note, Guarantor will not, without the prior written approval of Investor (which approval will not be unreasonably withheld after good faith negotiations between Guarantor and Investor) create, incur, assume or permit to exist (i) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases or letters of credit, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, and (vi) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto ((i)-(vi)) together, “Guarantor Indebtedness”) except: (a) Guarantor Indebtedness with respect to trade accounts of the Guarantor or for services provided to the Guarantor each as arising in the ordinary course of business; (b) Guarantor Indebtedness in connection with a receivables facility not in excess of $25,000,000 and (c) Guarantor Indebtedness incurred in connection with equipment leases entered into in the ordinary course of business subsequent to the date hereof not exceeding $250,000 in the aggregate.”

3.  Effectiveness of this Amendment. This Amendment shall have no force or effect until immediately prior to the Effective Time (as defined in the Merger Agreement).

4.  Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Secured Note shall remain in full force and effect.

5.  Effect. Unless the context otherwise requires, the Secured Note and this Amendment shall be read together and shall have effect as if the provisions of the Secured Note and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Secured Note to "this Note," "hereto," "hereof," "hereunder" or words of like import referring to the Secured Note shall mean the Secured Note as modified by this Amendment.

6.  Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

THE COMPANY:

TWISTBOX ENTERTAINMENT, INC. By: /s/ Ian Aaron Name: Ian Aaron Title: CEO

INVESTOR:

VALUEACT SMALLCAP MASTER FUND, L.P.,
By VA Smallcap Partners, LLC, its General Partner

By: /s/ David Lockwood
Name: David Lockwood
Title: Managing Member

With respect to Section 2 hereof, and the amendment to Section 5 of the Secured Note:

MANDALAY MEDIA, INC.

By: /s/ Jay Wolf
Name:  Jay Wolf
Title: Chief Financial Officer